Filed Pursuant to Rule 424(b)(3)
Registration Number 333-136507
PROSPECTUS

500,000 Warrants and
Shares of Common Stock
Issuable Upon Conversion of the Warrants

ORBIMAGE HOLDINGS INC.

This prospectus relates to the resale by certain selling securityholders of up to 500,000 warrants to purchase shares of common stock of ORBIMAGE Holdings Inc. and up to 500,000 shares of common stock of ORBIMAGE Holdings Inc. issuable upon the exercise of the warrants. Each warrant entitles the holder thereof to purchase one share of common stock at a cash exercise price of $15.00. The securities were issued to the selling securityholders in a private placement transaction that took place on January 10, 2006.

We will not receive any proceeds from the sale of securities by the selling securityholders listed herein. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the aggregate amount of up to $7,500,000. We intend to use the net proceeds received upon the exercise of any warrants for general corporate purposes.

The selling securityholders may sell the shares of common stock and warrants to or through underwriters, and also may sell them directly to other purchasers or through agents from time to time “over-the-counter.” Sales may be made at fixed prices, which may be changed, negotiated prices, market prices prevailing at the time of sale, prices related to the prevailing market prices or varying prices determined at the time of sale. The selling securityholders may effectuate such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling securityholders may be deemed to be “underwriters,” as defined in the Securities Act of 1933, as amended. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any selling securityholders’ securities as principals, any profits received by such broker-dealers on the resale of the selling securityholders’ securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the selling securityholders’ securities offered by selling securityholders will be borne by us. Brokerage commission, if any, attributable to the sale of the selling securityholders’ securities will be borne by the selling securityholders.

Shares of our common stock are traded over-the-counter and sales are reported on the “Pink Sheets” service provided by Pink Sheets LLC under the symbol “ORBM.” The last reported sale price of our common stock on August 24, 2006 was $14.75 per share.

     AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS.  YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 IN THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is August 25, 2006.

You should rely only on the information contained in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with information different from that contained in this prospectus. We are not, and the selling securityholders are not, making an offer to sell securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This Prospectus may contain or incorporate by reference statements that are forward-looking, such as statements relating to business development and acquisitions, dispositions, future capital expenditures, financing sources and availability, and the effects of regulation and competition. The words “believe”, “expect”, “anticipate”, “intend”, “may”, “plan”, and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results, and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of us. Factors that could cause actual results to differ materially from our management’s expectations include, but are not limited to, changes in general economic conditions, conditions in the remote sensing industry, the level of new commercial imagery orders, production rates for advanced image processing, the level of defense and intelligence spending, competitive pricing pressures, program start-up costs and possible overruns on new contracts, and technology and product development risks and uncertainties and the other risks identified in this Prospectus. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information that are incorporated by reference herein, and the other documents that we file with the Securities and Exchange Commission, or SEC. Please see the sections entitled “Incorporation by Reference” and “Where You Can Find More Information.”

We use the terms “we,” “us,” “our,” “the Company” and “ORBIMAGE” in this prospectus to refer to ORBIMAGE Holdings Inc. and our consolidated subsidiaries.

Our Company

ORBIMAGE is a leading provider of global space-based imagery of the earth. We provide our customers high-resolution and low-resolution imagery, imagery-derived products and image processing services.

We currently operate the IKONOS and OrbView-3 high-resolution satellites and OrbView-2 low-resolution satellite. IKONOS, launched in 1999, and OrbView-3, launched in June 2003, support a wide range of applications: general mapping and charting; defense, military planning, and intelligence; and civil and commercial applications such as agriculture, forestry, and environmental monitoring. IKONOS collects 0.82 meter resolution panchromatic (black and white) imagery and 3.2 meter resolution multi-spectral (color) imagery. OrbView-3 collects 1 meter resolution panchromatic imagery and 4 meter resolution multi-spectral imagery. OrbView-2, launched in 1997, collects 1 kilometer resolution multi-spectral imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. Its coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing and environmental monitoring, as well as military operations. As the winning bidder of the NextView Second Vendor award, we will, as prime contractor, construct a new satellite, which we refer to as GeoEye-1 (previously designated as “OrbView-5”). We anticipate that the GeoEye-1 satellite will be launched and go into service in early 2007.

We also operate image production and exploitation facilities. The facility at our headquarters in Dulles, Virginia, produces and transmits up to 50,000 geospatial images per month. We also own and operate a satellite image processing facility in St. Louis, Missouri, that provides advanced image processing products, software, engineering analysis and related services to the U.S. government and other commercial customers. The St. Louis facility was acquired in 1998 and is a leader in advanced image processing and photogrammetry. Photogrammetry refers to the process of measuring objects from the imagery data collected from satellites or other imagery sources and is used principally for object interpretation (i.e., establishing what the object is, type, quality, quantity) and object measurement (i.e., what are its coordinates, what is its form and size). These image production capabilities combined with imagery from our satellites enable us to provide end-to-end imagery solutions. In January of 2006, we acquired substantially all of the assets of Space Imaging LLC, including the IKONOS satellite and facilities in Thornton, Colorado and Norman, Oklahoma. These new facilities increase our capacity to accomplish the production work previously limited to our Dulles and St. Louis facilities.

Our headquarters is located at 21700 Atlantic Blvd., Dulles, Virginia, 20166. Our telephone number is 703-480-7500.

The Offering

Securities registered	• Common stock, par value $0.01 per share, of ORBIMAGE Holdings Inc. and

• Warrants each entitling its holder to purchase one share of common stock of ORBIMAGE Holdings Inc. See “Plan of Distribution,” “Selling Securityholders” and “Description of the Warrants.”

Use of proceeds	We will not receive any proceeds from the sale of securities by the selling securityholders listed herein. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If some or all of the warrants are exercised for cash, we intend to use the net proceeds, if any, for general corporate purposes.

Risk factors	You should read the section entitled “Risk Factors” beginning on page 3.

RISK FACTORS

An investment in our securities involves risk.  You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making any decision.

We depend on contracts with U.S. government agencies for a substantial portion of our revenues. These government agencies can terminate their contracts at any time.

Revenues from U.S. government contracts (including primarily under a program named ClearView) accounted for approximately 61%, 51% and 30% of our revenues for the years ended December 31, 2005, 2004 and 2003 respectively. U.S. government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. In addition, one or more of these government agencies may not continue to fund these contracts at current levels. Under the NextView imagery contract, for the six quarter period beginning on the date on which GeoEye-1 becomes fully operational, which period we expect will end in September 2008, the U.S. government has agreed to order approximately $197 million in imagery sales from GeoEye-1. Although we anticipate that the U.S. government will purchase imagery under this contract, we cannot assure you that they will order or purchase imagery up to the full level specified in the contract or at all. In addition, although we anticipate that these government agencies will continue to purchase imagery and imagery products from us after the termination of the contracts under the ClearView and NextView programs, we cannot assure you that they will continue to purchase at pre-termination levels or at all. If a U.S. government agency terminates or suspends any of its contracts with ORBIMAGE, or changes its policies, priorities, or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations.

Our NextView imagery purchasing contract is a firm fixed-price contract which could subject us to losses in the event that we have cost overruns.

We entered into the imagery purchasing portion of the NextView contract with the National Geospatial-Intelligence Agency (“NGA”) on a firm fixed-price basis. This allows us to benefit from cost savings, but we carry the burden of cost overruns. If our initial cost estimates are incorrect, we may lose money on this contract. In addition, this contract has provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts then we may not realize the full benefits of the NextView contract. Our financial condition is dependent on our ability to maximize our earnings from our NextView contract. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results.

We may encounter program delays in connection with the construction and launch of GeoEye-1.

The NextView contract is subject to a set schedule of milestones culminating in the planned launch of GeoEye-1 in early 2007. The construction of the GeoEye-1 satellite and related ground system requires a large amount of advanced technical and engineering work to be done in a relatively short period of time. Because different areas of the program are interconnected with other areas of the program, a delay in one area of the program could cause delays in other areas of the program. The failure to launch GeoEye-1 on time or to achieve system check-out on time or at all could affect our ability to provide the full amount of anticipated imagery and imagery products to the NGA during the post-launch period under the NextView contract and could cause ORBIMAGE to receive less in revenues for imagery under the NextView imagery contract, which could cause a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that our satellites will operate as designed.

Our satellites employ advanced technologies and sensors that are subject to severe environmental stresses in space that could affect the satellite’s performance. Employing advanced technologies is further complicated by the fact that the satellite is in space. Hardware component problems in space could lead to degradation in performance or loss of functionality of the satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively impact a satellite’s performance.

We cannot assure you that IKONOS and OrbView-3 will continue to operate successfully in space throughout their expected design lives. In addition, we cannot assure you that we will successfully launch GeoEye-1 or that, once launched, GeoEye-1 will operate successfully. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.

Our business model depends on our ability to sell imagery from two high-resolution satellites. We do not presently have plans to construct and launch a replacement satellite for IKONOS or OrbView-3 if either fails prematurely. The loss or failure of GeoEye-1 to be placed into service, or the permanent loss of OrbView-3, particularly if such loss were to occur prior to GeoEye-1 being placed into service, would materially and adversely affect our operations and financial condition.

Satellites have limited useful lives and are expensive to replace.

Satellites have limited useful lives. We determine a satellite’s useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:

Satellite	Design Life

OrbView-2	7 1/2 years (launched in August 1997)
IKONOS	7 years (launched in September 1999)
OrbView-3	5 years (launched in June 2003)
GeoEye-1	7 years (anticipated launch early 2007)

The design lives of these satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of the use of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its design life. We expect the performance of each satellite to decline gradually near the end of its design life. During the course of the Space Imaging acquisition, an analysis was performed to assess the expected life of IKONOS after its then six years on orbit. The analysis indicated that the expected fully functional IKONOS lifetime is greater than 8.3 years from launch. Despite the fact that OrbView-2’s seven and a half year design life has expired, we currently expect to continue commercial operations with OrbView-2 for up to two and a half more years. However, notwithstanding the ongoing successful operations of IKONOS and OrbView-2, we can offer no assurance that either will maintain its prescribed orbit or remain commercially operational.

We anticipate using funds generated from operations to develop plans for follow-on high-resolution imagery satellites. If we do not generate sufficient funds from operations, we will not be able to deploy GeoEye-1 or other potential follow-on satellites to replace IKONOS or OrbView-3 at the end of its design life. In addition, we may need to obtain financing from outside sources to deploy follow-on satellites to replace IKONOS or OrbView-3. We cannot assure you that we will be able to generate sufficient funds from operations or to raise additional capital, on favorable terms or on a timely basis, if at all, to develop or deploy follow-on high-resolution satellites.

Limited insurance coverage and availability may prevent us from obtaining insurance to cover all risks of loss.

The terms of our current notes require, and we believe that the issuance of any future notes will require, us to obtain launch insurance on GeoEye-1. Furthermore, we must maintain specified levels of on-orbit operations insurance for OrbView-3 and GeoEye-1, to the extent that such coverage can be obtained at a premium that is not disproportionately high. This insurance may not be sufficient to cover the cost of a replacement high-resolution imagery satellite such as OrbView-3 or GeoEye-1. We do not carry any insurance coverage for the OrbView-2 satellite. In addition, we may find it difficult to insure against certain risks, such as partial degradation of functionality of a satellite.

Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. Higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums. Should the future terms of launch and on-orbit insurance policies become less favorable than those currently available, this may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all.

We cannot assure you that the market will accept our products and services.

Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by IKONOS, OrbView-3, and eventually GeoEye-1, to our existing markets and new markets. The commercial availability of high-resolution satellite imagery is still a fairly recent phenomenon. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of our products and services. Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Actual markets could vary materially from the potential markets that we have identified.

We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our high-resolution satellite imagery products depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in acceptance, or failure of certain markets to develop would negatively affect our business, financial condition and results of operations.

We may not successfully compete in the remote imaging industry.

Our products and services compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these competitors may have greater financial, personnel and other resources than we have. Our major existing U.S. competitor for high-resolution satellite imagery is DigitalGlobe Inc., which operates a high-resolution satellite with higher resolution than IKONOS and OrbView-3 and is currently developing one next generation satellite and planning to develop a second, each of which will have more advanced technologies and capabilities than IKONOS and OrbView-3, one of which is planned to be in service by mid 2007, and the other of which DigitalGlobe hopes to put into service in 2008.

There are also several international competitors, a number of which have announced programs, which could compete with us for high-resolution satellite imagery customers in the future. These competitors include National Remote Sensing Agency, Department of Space, Government of India; RADARSAT International (Canada); ImageSat International N.V. (Israel) and Spot Image SA (France). On April 27, 2006, ImageSat successfully launched a high resolution satellite and is beginning commercial operations.

The U.S. government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. The U.S. government currently relies and is likely to continue to rely on government-owned and operated systems for highly classified satellite-based high-resolution imagery. The U.S. government could also reduce its purchases from commercial satellite imagery providers or decrease the number of companies to which it contracts with no corresponding increase in total amount spent. Similarly, foreign governments may launch their own imagery satellites rather than purchasing imagery from commercial imagery providers such as us. In addition, such governments could sell imagery from their own satellites, which would compete with our imagery products.

Our competitors or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products having more attractive features than our products. The emergence of new remote imaging technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors continue to develop and launch satellites with more advanced capabilities and technologies than ours, our business and results of operations could be harmed.

Failure to obtain or maintain regulatory approvals could result in service interruptions or could impede us from executing our business plan.

FCC Approvals.  Our operation of satellites and earth stations requires licenses from the U.S. Federal Communications Commission (the “FCC”). The FCC regulates the construction, launch and operation of our satellites, the use of satellite spectrum, and the licensing of our earth station terminals located within the United States. We currently operate OrbView-2 pursuant to experimental authority. Our experimental FCC license expires in 2007. The FCC granted authority to launch and operate IKONOS and to operate the associated earth station systems in 1999. The license to operate IKONOS will expire in 2009, and the licenses to operate the earth stations will expire between 2006 and 2010. The FCC granted authority to launch and operate OrbView-3 and to operate the associated earth station systems in 1999. The license to operate OrbView-3 will expire in 2014, and the licenses to operate the earth stations will expire in 2009. The FCC generally renews licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates for full terms or without adverse conditions. Failure to renew these licenses could have a material adverse affect on our ability to generate revenue and conduct our business as currently planned.

In January 2006, the FCC granted us a license for GeoEye-1 which is subject to the completion of certain milestones in the construction, launch and placing into service of GeoEye-1 by certain dates. Failure to obtain such license on a timely basis or imposition of conditions on such authorization could result in the cancellation of the license and impair our ability to meet the launch schedule or to satisfy our obligations under the NextView contract.

Other Domestic Approvals.  Our business also requires licenses from the U.S. Department of Commerce (the “DoC”) and the U.S. Department of State. The DoC licenses provide that the U.S. government may interrupt service or otherwise limit our ability to distribute satellite images to certain parties in order to address national security or foreign policy concerns. Actual or threatened interruptions or limitations on our service could adversely affect our ability to market our products abroad. In addition, the DoC has the right to review and approve our agreements with international customers for high- resolution imagery. We have received such approval for those of our international customers as are currently operating. However, such reviews could delay or prohibit us from executing new international agreements.

In connection with customer agreements, we have in the past and may in the future supply our international customers with earth stations that enable these customers to downlink data directly from our satellites. Exporting these earth stations and technical information relating to these stations may require us to obtain export licenses from the DoC or the U.S. Department of State. If the DoC or the Department of State does not issue these export licenses in connection with future exports, or if these licenses are significantly delayed or contain restrictions, or if the DoC or the Department of State revokes, suspends or denies a request for renewal of existing licenses, our financial condition and results of operations could be materially adversely affected.

International Registration and Approvals.  The use of satellite spectrum is subject to the requirements of the International Telecommunication Union (the “ITU”). Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to earth station terminals within such countries.

The FCC has coordinated the operations of OrbView-2, IKONOS and OrbView-3 pursuant to ITU requirements, and we expect the FCC to do so for GeoEye-1. Coordination with other satellite systems helps to prevent interference from or into existing or planned satellite operations. We do not expect significant issues relating to the coordination of our satellites due to the nature of satellite imaging operations; however, if the FCC fails to obtain the necessary coordination for GeoEye-1 in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.

Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery downlinked directly from OrbView-2, IKONOS, and OrbView-3 to earth stations within such countries. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time OrbView imagery in those regions. Our inability to offer real time service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.

Foreign distributors and domestic value-added resellers may not expand commercial markets.

We rely on foreign regional distributors to market and sell internationally a significant portion of our imagery from IKONOS and OrbView-3. We also intend to rely on foreign regional distributors for GeoEye-1 and have intensified our efforts to further develop our operations in overseas markets. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market and sell our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.

We intend to rely on value-added resellers to develop, market, and sell our products and services to address certain target markets, including domestic markets. If our value-added resellers fail to develop, market and sell our products and services successfully, this failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.

Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets.

In 2005, approximately 38% of our revenues were derived from international sales, and we intend to continue to pursue international contracts. We expect to derive substantial revenues from international sales of our products and services. International operations are subject to certain risks, such as:

•	changes in domestic and foreign governmental regulations and licensing requirements

•	deterioration of relations between the United States and a particular foreign country

•	increases in tariffs and taxes and other trade barriers

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars, as provided for under our existing contracts, more expensive for foreign customers

•	difficulties in obtaining or enforcing judgments in foreign jurisdictions.

These risks are beyond our control and could have a material adverse effect on our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock or warrants registered on behalf of the selling securityholders. We may, however, receive cash proceeds to the extent that any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the aggregate amount of up to $7,500,000. We intend to use the net proceeds received upon exercise of any warrants for general corporate purposes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Securities being offered in this prospectus were previously issued by ORBIMAGE Holdings Inc. in a private placement transaction that took place on January 10, 2006. As stated previously, we will not receive any proceeds from the sale of the common stock or warrants registered on behalf of the selling securityholders. Because the above transactions occurred prior to June 30, 2006, these transactions are already reflected in ORBIMAGE’s June 30, 2006 balance sheet; consequently, no unaudited pro forma balance sheet is presented herein. These warrant issuances would have had no effect on the condensed consolidated statements of operations for the year ended December 31, 2005 because the effect of such warrants in ORBIMAGE’s diluted earnings per share calculation would have been antidilutive. These warrants are already included in ORBIMAGE’s calculation of earnings per share for the three months and six months ended June 30, 2006, which is presented in Item 1 of ORBIMAGE’s Form 10-Q, filed on August 9, 2006, which is incorporated by reference herein.

SELLING SECURITYHOLDERS

The following table sets forth certain information available to us as of July 31, 2006 with respect to persons for whom we are registering the selling securityholders’ securities for resale to the public. We will not receive any of the proceeds from the sale of the selling securityholders’ securities. Beneficial ownership of the selling securityholders’ securities by such selling securityholders after the offering will depend on the number of selling securityholders’ securities sold by each selling securityholder. This assumes that securityholders will still hold shares that are not registered hereby.

					Beneficial Ownership After
	Beneficial Ownership				Offering if All Securities in
	Prior to Offering				Offering Are Sold
Selling	Common			Warrants	Common
Securityholder(1)	Stock(2)	Warrants(3)	Percent(4)	Offered(3)	Stock(5)	Warrants(3)	Percent(4)

Deephaven Distressed Opportunities, Ltd.	1,653,501	362,962	9.3	115,385	1,538,116	247,577	8.7%
Concordia Advisors, L.L.C.(6)	812,318	162,850	4.6	38,461	773,857	124,389	4.4
Farallon Capital Management, LLC(7)	507,361	76,923	2.9	76,923	430,438	—	2.5
Citadel Equity Fund Ltd.(8)	369,231	269,231	2.1	269,231	369,231	—	2.1

Total				500,000

(1)	Except as indicated, no selling securityholder is an officer, director, affiliate or 5% stockholder of ORBIMAGE Holdings Inc.

(2)	Includes shares issuable upon exercise of the warrants beneficially owned prior to the offering.

(3)	All warrants registered hereby are exercisable for common stock at a price of $15.00 per share. Other warrants, not registered hereby, are exercisable for common stock at a price of $10.00 per share.

(4)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 17,476,773 outstanding shares of common stock as of August 4, 2006.

(5)	Includes shares issuable upon exercise of the warrants beneficially owned after the offering if all securities in the offering are sold.

(6)	Securities listed as beneficially owned by Concordia Advisors, L.L.C. are held in the name of Concordia Distressed Debt Fund, L.P. (607,740 shares and 155,048 warrants, including 38,461 warrants registered hereby and 113,718 warrants not registered hereby) and Concordia MCA 29, Ltd. (41,728 shares and 7,802 warrants not registered hereby).

(7)	Securities listed as beneficially owned by Farallon Capital Management, L.L.C. are held in the name of Farallon Capital Partners, L.P. (81,783 shares, 0 warrants), Farallon Capital Institutional Partners, L.P. (111,914 shares, 0 warrants), Farallon Capital Institutional Partners II, L.P. (17,218 shares, 0 warrants), Farallon Capital Institutional Partners III, L.P. (17,218 shares, 0 warrants), Farallon Capital Offshore Investors II, L.P. (202,305 shares, 0 warrants) and Orion Funding, LLC (0 shares, 76,923 warrants).

(8)	Securities listed as beneficially owned by Citadel Equity Fund Ltd are held in the name of Citadel Equity Fund Ltd. (100,000 shares, 0 warrants) and Wingate Capital Ltd. (269,231 warrants).

DESCRIPTION OF THE WARRANTS

You should review the warrant agreement and the form of warrant, which have been incorporated by reference herein in the exhibits to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions of the warrants.

The warrants are governed by the laws of the state of Delaware.

The warrants have been registered by us on a register thereof and are issued in certificated form.

We have authorized and reserved for issuance, and will at all times reserve and keep available out of our authorized but unissued common stock (or out of shares of common stock held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of shares issuable upon the exercise of the warrants. All shares of common stock that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof.

Each warrant gives the holder thereof the right to purchase one share of our common stock at an exercise price of $15.00 per share, subject to adjustment as set forth below. The warrants expire the later of (a) January 10, 2009 and (b) the six month anniversary of the earlier of (x) the payment in full of all Senior Credit Obligations (as defined) under that certain Credit agreement, dated as of January 10, 2006, between the Company, ORBIMAGE SI Opco Inc., a Delaware corporation, ORBIMAGE SI Holdco Inc., a Delaware corporation, the lenders from time to time parties thereto, the guarantors from time to time parties thereto, Credit Suisse First Boston, LLC, as Lead Arranger and Bookrunner, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and The Bank of New York, as Collateral Agent, and (y) the redemption of all outstanding shares of Series A Preferred Stock, par value $0.01 per share, of the Company.

In lieu of payment of the exercise price of the warrants, warrant holders have the right to require the Company to convert the warrants, in whole or in part, into shares of common stock. The number of shares of common stock issuable upon such exchange will be equal to the quotient obtained by dividing (x) the value of the number of warrants being exchanged at the time the warrants are exchanged (determined by subtracting the aggregate exercise price for all such warrants immediately prior to the exchange of the warrants from the aggregate current market price of that number of shares of common stock purchasable upon exercise of such warrants immediately prior the exchange of such warrants) by (y) the current market price of one share of common stock immediately prior to the exchange of such warrants.

If at any time during the term of the warrants the Company (i) pays a dividend or makes a distribution on its common stock exclusively in shares of its common stock, (ii) subdivides its outstanding shares of common stock into a greater number of shares, (iii) combines its outstanding shares of common stock into a smaller number of shares, (iv) issues by reclassification of its common stock any capital stock of the Company or (v) pays a dividend or makes a distribution on its common stock in shares of its capital stock other than common stock, then the number of shares that may be purchased upon the exercise of each warrant will be proportionally adjusted upon occurrence of such event so that the holder of any warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such holder would have owned immediately following such action if such warrant had been exercised immediately prior to such action (or, in the case of a dividend paid in, or a distribution of, common stock, immediately prior to the record date therefor). If upon exercise of a warrant after an adjustment pursuant to clauses (iv) or (v) above, the holder of such warrant may receive shares of two or more classes or series of equity of the Company, the exercise rights and the exercise rate of each class of equity will thereafter be subject to further adjustment on terms comparable to those applicable to the common stock described above.

In addition, the number of shares of common stock issuable upon exercise of the warrants is subject to adjustment if, at any time during the term of such warrants, we issue to all holders of common stock or make a dividend or other distribution on the common stock consisting exclusively of, (i) rights, options or warrants entitling the holders thereof to subscribe for or purchase common stock or (ii) securities convertible into or exchangeable for common stock, in each case, at a price per share that is lower than the market price of our common stock on the date fixed for the determination of shareholders entitled to receive such rights, options, or warrants or convertible or exchangeable securities, or if we issue our common stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase common stock or securities convertible into or exchangeable for common stock for a consideration per share of common stock less than the market price on the date on which we fix the offering or exercise price or conversion or exchange rate, as the case may be, of such shares of common stock or rights, options, warrants or securities. In such a case, the number of shares of common stock issuable upon exercise of such warrants will be determined by multiplying the number of shares issuable upon exercise of such warrant immediately prior to (i) the record date for such dividend or distribution or (ii) the date on which the Company fixes the offering or exercise price or conversion or exchange rate of such shares of common stock or rights, options, warrants or securities, as the case may be, by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after giving effect to such issuance, dividend or other distribution (and assuming that all rights, options, or warrants or convertible or exchangeable securities to be issued have been fully exercised or converted or exchanged, as the case may be) and the denominator of which is the number of fully diluted shares of common stock outstanding prior to such issuance, dividend or distribution plus the number of shares of common stock which the aggregate consideration that would be received by or payable to the Company for the additional shares of common stock so issued or sold or to be issued, purchased or subscribed for upon exercise of such rights, options or warrants or upon conversion or exchange of such convertible or exchangeable securities would purchase at the current market price of such addition shares.

Upon each adjustment in the number of shares for which a warrant is exercisable pursuant to the preceding two paragraphs, the exercise price for such warrants shall be adjusted to equal an amount per share of common stock equal to the exercise price immediately before such adjustment multiplied by a fraction, of which the numerator is the number of shares for which a warrant is exercisable immediately before giving effect to such adjustment and the denominator of which is the number of shares for which a warrant is exercisable immediately after giving effect to such adjustment.

The warrants will not entitle the holder to any of the rights of a stockholder of the company, including without limitation any preemption rights, voting rights or rights to dividends, except upon exercise in accordance with the terms thereof.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or each of their successors, may sell the warrants held by them or issuable upon exercise of the warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The warrants and the common stock may be sold at various times in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	for the common stock, on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in the over-the-counter market;

•	in privately negotiated transactions other than in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers and in transactions where the broker or dealer acts as principal and resells shares for its own account under this prospectus;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other method permitted under applicable law; or

•	in a combination of any of the above transactions.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the warrants and the underlying common stock held by the securityholders, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the warrants or the underlying common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the warrants and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the warrants or the underlying common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the warrants or the common stock pursuant to this prospectus will be the purchase price of the warrants or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or the underlying common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is quoted on the “Pink Sheets” service provided by Pink Sheets LLC. We do not intend to list the warrants for trading on any national securities exchange, on the Nasdaq National Market or to provide for their quotation on the Pink Sheets service, and can give no assurance about the development of any trading market for the warrants.

In order to comply with the securities laws of some states, if applicable, the warrants and the common stock underlying the warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Under certain circumstances, the selling securityholders and any broker-dealers or agents that participate in the sale of the warrants and the common stock underlying the warrants may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the warrants and the common stock underlying the warrants by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder. Regulation M of the Securities Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the warrants or the underlying common stock by the selling securityholders.

A selling securityholder may decide not to sell any warrants or common stock underlying the warrants described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the warrants or common stock underlying the warrants. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the warrants and the common stock underlying the warrants by other means not described in this prospectus.

With respect to a particular offering of the warrants and the common stock underlying the warrants, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific warrants or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

Pursuant to the warrant agreement, we have agreed to register the warrants and the common stock underlying the warrants under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that we will indemnify the selling securityholders against specific liabilities in connection with the offer and sale of the warrants and the common stock underlying the warrants, including liabilities under the Securities Act. We will pay all of our expenses and all costs and expenses incurred by the selling securityholders incidental to the registration, offering and sale of the warrants and the common stock underlying the warrants to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF SECURITIES

The validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Washington, D.C.

EXPERTS

The financial statements and Schedules and management’s report on the effectiveness of internal control over financial reporting for ORBIMAGE Holdings Inc. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports (the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005) incorporated by reference herein, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Space Imaging LLC at December 31, 2005 and for the year then ended, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Space Imaging LLC at December 31, 2004 and for each of the two years in the period ended December 31, 2004, incorporated herein by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements). Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose often important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the time the selling securityholders stop offering the securities under this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005 (filed with the Commission on March 31, 2006) (and the Form 10-K/A filed with respect thereto on May 1, 2006);

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006 (filed with the Commission on May 15, 2006) and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 (filed with the Commission on August 9, 2006);

•	our current reports on Form 8-K, filed with the Commission on May 1, 2006 (Items 5.02, 5.03 and 9.01), May 15, 2006 (Item 5.02), June 2, 2006 (Item 8.01), June 21, 2006 (Items 2.01 and 9.01) and August 27, 2006 (Items 1.01, 5.02 and 9.01);

•	the description of our Common Stock contained in the Registration Statement on Form 10 filed on September 13, 2004, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including any subsequent amendment or report filed for the purpose of amending such description.

Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish, without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such copies should be addressed to: General Counsel, ORBIMAGE Holdings Inc., 21700 Atlantic Boulevard, Dulles, VA 20166, Telephone: (703) 480-7500.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the Commission. You may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the Commission’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the Commission with respect to this offering by selling securityholders. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

PROSPECTUS

ORBIMAGE Holdings Inc.

500,000 WARRANTS AND
SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION OF THE WARRANTS

August 25, 2006